HAWTHORNE  MOUNTAIN  VINEYARDS
                              GRAPE  GROWERS  CONTRACT


THIS  CONTRACT  made  this  20th  day  of  March,  2001.


BETWEEN:     HAWTHORNE MOUNTAIN VINEYARDS
             Box 480
             Okanagan Falls, British Columbia VOH 1RO
             (hereinafter called the "Company")


                                                               OF THE FIRST PART

AND:         RMA Enterprises Ltd.
             790 Grantham Place
             North Vancouver, British Columbia  V7H 1T1
            (hereinafter called the "Grower")
                                                              OF THE SECOND PART

WHEREAS,

A. The Company is the holder of a winery license issued by the Government of British Columbia authorizing the Company to manufacturer, produce and sell wine from its facilities known as the "Winery" located in Okanagan Falls, British Columbia,

B. The Company has heretofore entered into contracts with growers of grapes in British Columbia for the purchase and sales of grapes;

C. In furtherance, the Company and the Grower have agreed to enter into this contract for the sale and purchase of grapes grown by the Grower,

THAT in consideration of the payment of the sum of ONE ($1.00) dollar by each party to the other and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:

TERM

1.0 The initial term of this contract shall be for a period of THREE (3) years from Decemeber 1st, 2000 to November 30th, 2003 inclusive.

1.1 This contract is an evergreen contract of (3) years and will renew each year on its anniversary date of December 1st for a new (3) year term unless written notice is given by the Company to the Grower, or the Grower to the Company, by November 1st of that year. If such notice is given by one party to the other, then the remaining (2) years of that contract will be in effect until the contract is completed.

PURCHASE  AND  SALE  OF  GRAPES

2.0 The Grower shall sell and the Company shall purchase all the varieties of all grapes grown by the Grower on the acreage described in Schedule "A" that meet the quality standards described in Schedule "B".

2.1 The Company shall, not later than the 30th day of November in each of the years of this contract or such other date as is mutually agreed by the parties, pay to the Grower for the quantity of each variety of the grapes sold and purchased hereunder, that percentage of the reference price set out in Schedule "C" specified for the individual quality standards for each grape variety.

2.2 In the event that the sale and purchase of grapes for the price determined in accordance with Section 2.1 is prohibited by reason of or pursuant to the authority of any legislation or regulation enacted by the Governments of British Columbia and/or Canada, this contract shall be suspended for so long as the prohibition is in effect.

2.3 The Grower agrees that the Company is entitled to all the grapes produced from the acreage described in Schedule "A" and agrees not to sell any grapes to other purchasers without the prior written consent of the Company.

2.4 In the event that the Grower sells grapes to which the Company is entitled from Schedule "A" to other purchasers without the prior written consent of the Company, then the Grower will pay to the Company the greater of five thousand ($5,000.00) dollars or fifty (50%) percent of the proceeds of the unauthorized sale at the time of such sale.

Notwithstanding Section 2.3 and 2.4 above, the Company hereby acknowledges that the Grower is entitled to retain a reasonable amount of grapes for his own personal use from the acreage described in Schedule "A". This does not include grapes to be used by the Grower for any commercial venture.


ARBITRATION

3.0 Any disagreement between the parties arising out of this contract, the interpretation of any of its provisions, or any alleged breach thereof shall be submitted to arbitration pursuant to the Commercial Arbitration Act of British Columbia, S.B.C. 1986, c. 3, upon either party giving to the other party at least thirty (30) days written notice of its desire to have the matter arbitrated, in which case this section and the following sections shall apply.

3.1 Whenever any matter is to be submitted to arbitration pursuant to this contract:

a)     the  Grower  shall  appoint  a  person  to  be  his  nominee;  and

b)     the  Company  shall  appoint  a  person  to  be  its  nominee;  and

c) the appointees of the Grower and the Company shall be appointed within fifteen (15) days following the notice of the desire to arbitrate; and PROVIDED HOWEVER, that if a party has not made the appointment within the time hereinafter stipulated, then the other party shall be entitled under the Commercial Arbitration Act of British Columbia S.B.C. 1986, c. 3, to have a person appointed for such party; and

d) the Grower's appointee and the Company's appointee shall then appoint a chairperson for the arbitration within fifteen (15) days following of the last appointment of the Grower's appointee or the Company's appointee. Failing the appointment of a chairperson within the stipulated time, either party shall be entitled to apply under the Commercial Arbitration Act of British Columbia S.B.C. 1986, c. 3, to have a chairperson appointed.

e) the site of the arbitration shall be Penticton or Kelowna as determined by the Company and the rules of the British Columbia International Centre for the domestic commercial arbitration proceedings shall not apply.

3.2 The costs, expenses and fees of the Grower's appointee and the Company's appointee shall be borne respectively by the Grower and the Company; all the other costs of the arbitration including the expenses and fees of the chairperson shall be shared equally between the Grower and the Company. Nothing herein shall prevent the Grower or Company from being reimbursed in respect of the costs incurred by the respective parties in connection with the arbitration by another individual, company or association.


GROWING  AND  HARVESTING  PRACTICES

4.0 The Grower agrees to produce the grapes from the acreage described in Schedule "A" in a manner consistent with recognized viticultural and agricultural practices and in conformity with the other standards related matters set out in Section B of Schedule "B" and agrees to use his best efforts to produce grapes which will meet the highest attainable premium standards set out in Section A of Schedule "B". The Company's field representative may, at any reasonable time, examine the Grower's grape crops, vines and soil and upon the request of the field representative, the Grower shall provide information relating to fertilizers, insecticides, fungicides and other substances utilized in the growing of the grapes, as well as records that show the dates and hours irrigated and the gallons per minutes flow rate.

4.1 The Grower shall consult with the Company on the methods used in the cultivation of the grapes and shall use those methods which meet agricultural standards of good farming practice. The Grower agrees that he will not apply irrigation to the Vineyard within the last fourteen (14) days prior to estimated harvest without the permission of the Company.

4.2 In the event that the Grower acquires or brings under cultivation for grape growing, acreage in addition to that described in Schedule "A", the Grower shall give to the company not less than thirty (30) days notice of his intention to sell those grapes. In the event that the Grower is offered a contract by another winery for these grapes, the Company shall have the first right of refusal to contract these grapes at the price offered by the other winery.

4.3 The Grower agrees that he will only use in his vineyard operation those materials, sprays and chemicals that have been approved for use by both federal and provincial agricultural regulations in the quantities and time prescribed by the manufacturer and within legal tolerances. Should the Grower use illegal or unapproved materials in his vineyard operation, then he will be responsible for, and shall indemnify and save harmless the Company from and against any damages, lawsuits, costs including product removal, replacement and lost revenue suffered by the Company as a result of the illegal or unregistered material, sprays or chemicals used by the Grower.

4.4 The Grower agrees that he will make every effort to be current on viticultural practices and changes as they arise. The Company agrees to make every effort to disseminate viticultural information to which it has access to its contracted growers.

4.5 Notwithstanding anything contained in this Agreement, the Company at its sole option, shall have no obligation to purchase grapes grown by the Grower, where such grapes have not been picked by the Grower on or before the 31st day of October in each year of the term of this contract. This will not apply in the case of grapes hold for specialty wines, such as ice wine or late harvest, or where the Company has given the Grower written permission to pick at a date later than October 31st.


TERMINATION

5.0 This contract may be terminated by the parties hereto under the following circumstances:

a) in the event that a party is placed in receivership or bankruptcy, this contract may be terminated by the other party upon five (5) days notice;

b) in the event that a party breaches any material or substantive provision of this contract, the other party may give written notice of the breach and the contact shall terminate ninety (90) days after giving of this notice, unless the breach is cured prior to the expiry of that period; or

c) the Company may terminate this contract in the event that, in the opinion of the Company, the Grower is not following good farming practices in the planting, cultivation, growing or harvesting of the grapes; PROVIDED HOWEVER, the Company shall first give to the Grower ninety (90) days written notice of termination specifying the improper farming practices of the Grower. Within thirty (30) days of the receipt of such notice, the Grower shall have the right to request of Association of British Columbia Grape Growers to appoint a chairman of a committee to investigate the complaint of the Company and to arbitrate the dispute. The committee shall be composed of a nominee of the Association of British Columbia Grape Growers, a grape specialist of the British Columbia Ministry of Agriculture, Fisheries and Food, and a representative of the Federal Department of Agriculture. The committee shall, within ninety (90) days from the request of the Grower, deliver to the parties a written determination as to whether or not the allegations of the Company are correct. In the event the committee determines that the Grower is following good farming practices, then the right of the Company to terminate the contract shall expire and the contract shall remain valid and in force. If the Grower does not request the appointment of a chairman of a committee within the time allowed, the contract shall terminate at the end of the ninety (90) days notice. If the committee determines that the Grower is not following good farming practices, the contract shall terminate forthwith. The Company shall have the option of continuing with the contract if the Grower agrees to correct the improper practices.


RENEGOTIATION

6.0 The provisions of this contract may be the subject of renegotiation and the contract thereby amended whenever any legislation, regulation, administrative policy or administrative practice of the governments of British Columbia and/or Canada pertaining the manufacture, production, pricing, LDB mark-up, distribution or sale
     of domestic or   imported  wine  in  or  from  British  Columbia  is made,
     amended,  rescinded,   invalidated  or  suspended or  the  general  market
     competitive conditions (the "Event"), and such Event causes or is likely to cause a significant impact on the financial performance of the Company in the opinion of the Company acting reasonably. For the purposes of this
     Section 6.0, the Company shall be deemed to be a legal entity separate from the Company, and the impact of the Event on the financial performance of the Company shall be determined using financial records of the Company prepared in a manner consistent with the historical accounting and financial practices of the Company in respect of the Company prior to November 30, 1994.

6.1 The renegotiation referred to in Section 6.0 shall be initiated by the Company giving fifteen (15) days written notice to the Grower:

a)   citing  the  Event:

b) giving the particulars of the extent to which the financial performance of the Company has been or may be detrimentally affected;

c)   specifying  the  provision  of  the  contract  to  be  renegotiated;  and

d)   the  nature  of  the  amendment  sought.

6.2 The parties shall forthwith upon the expiry of the notice under Section 6.1, diligently undertake the renegotiation referred in the notice. If agreement on the amendment sought is not reached within forty--five (45) days from the giving of the notice, the matter shall be a disagreement between the parties and referred to arbitration pursuant to Section 3.0.

6.3  In  the event any provision of this contract is amended pursuant to Section
     6.0 (the "Amendment'), the Grower may at any time thereafter request the Company to renegotiate to delete or amend the Amendment if, in the opinion of the Grower acting reasonably, the reason or basis for the Amendment no longer applies or does not apply to the same extent as originally considered.

6.4 The renegotiation referred to in Section 6.3 shall be initiated by the Grower giving fifteen (15) days notice to the Company:

a) specifying the Amendment to be deleted or amended and the particulars upon which the Grower relies, and

b)   the  nature  of  the  amendment  sought.

6.5 The parties shall forthwith upon the expiry of the notice under Section 6.4 diligently undertake the renegotiation referred to in the notice. If the agreement on the deletion of or the amendment to the Amendment is not reached within forty-five (45) days of giving of the notice, the matter shall be a disagreement between the parties and referred to arbitration pursuant to Section 3.0

6.6 In the event that a renegotiation under Section 6.3 results in the deletion or amendment of the Amendment, either by way of agreement between the parties or the arbitration process, the agreement or arbitration shall include the following:

a)     the  effective  date  of  the  deletion  or  amendment;

b) the entitlement of the Grower to be compensated for any direct loss of income from the sale and purchase of grapes as a result of the Amendment and, if so entitled, the amount of such said compensation.

FORCE  MAJEURE

7.0 If any of the following events occur so as to prevent the performance by either party of its obligations hereunder, or to such a degree as to impact significantly on the sales of wine manufactured or produced by the Company under its British Columbia winery license for the Company then, upon the giving notice referred to In Section 7.1, the parties shall be relieved of their respective obligations under this contract during the continuance of the event and neither party shall have any claim against the other for damages arising from such relief:

a) failure of the grape crop due to natural causes or man-made incidents beyond the reasonable control of the Grower;

b)   work  stoppages  due  to  labour  disputes;

c)   insufficient  labour  supply;

d) natural disasters, fire, equipment damage or other happenings beyond the control of the Company or the Grower rendering a winery or vineyard partially or wholly inoperative;

e)   acts  of  war;

f) any legislation or regulatory action whereby the production, distribution or sale of domestic or imported wine, in or from British Columbia, by the Company is prohibited or significantly altered;

g) in the event the purchase of the grapes under this contract would render the Company insolvent as defined pursuant to the provision of the Bankruptcy ActR.S.C. 1985, c. B-3; or

h) refusal of the Government of British Columbia to renew a winery license held by the Company save on account of the breach of a condition of such license. This event shall be deemed not to continue if the Company or its majority shareholder acquires a winery license in respect of another winery, or a twenty-five (25%) percent or greater interest In the holder of a winery license.

7.1 Upon the occurrence of any other events enumerated in Section 7.0, the party which deems itself affected by the event shall forthwith give written notice to the other party describing the event, the effect thereof and the estimated duration of the event.


ASSIGNMENT

8.0 The Grower may, with the consent of the Company, assign this contract to the purchaser of the Grower's vineyard situate on the lands described on Schedule "A" who is or becomes a bonafide producer and who enters into written covenants in favour of the Company to assume and perform all of the obligations of the Grower hereunder, but such assignment shall not release the Grower from his obligations herein. This contract shall be deemed to run with the land and the Grower shall not be entitled to sell the lands as described in Schedule "A", unless the purchaser of such lands in writing and in such
     form and content acceptable to the Company, agrees to assume   and perform
     all of the obligations of the Grower hereunder. Such consent by the Company will not be unreasonably withheld.

8.1 The Company may assign this contract, without the consent of the Grower, to any person who is or becomes the holder of a winery license in British Columbia and who in writing covenants in favour of the Grower to assume and perform all of the obligations of the Company hereunder, but such assignment shall not release the Company from its obligations herein.


TIME

9.0  Time  is  of  the  essence  in  this  contract.


EFFECTIVE  DATE

10.0 This contract shall come into effect on the date of commencement of the term of this contract as set out in paragraph 1.0 of this contract.

10.1 Contemporaneously with the coming into effect of this contract, all grape purchase contracts heretofore entered into between the Grower and the Company, shall be cancelled and of no further force and effect save and except for the performance of any obligation to have been performed on or before such date.

10.2 The Grower represents, warrants, covenants and agrees that he is and will be free from any liability or obligation with respect to the sale of grapes from the acreage described in Schedule "A" to any person, corporation or other legal entity other than the Company, and the Grower covenants and agrees to indemnify and save the Company harmless from any loss, costs, damages, claim or demand and all expenses incident thereto in the event that the representation, warranty, covenant and agreement herein contained is not true or is breached at any time during the terrn of this contract.


INDEMNIFY

11.0 In consideration of the Company entering into this Agreement with the Grower which is an advantage to the Principal and is conditional upon the Principal executing this Agreement, the Principal represents, warrants, covenants and agrees with the Company as follows:

a) to indemnify and save harmless the Company from and against any and all loss, costs, claims or demands resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Grower under this Agreement and any and all actions suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

b) to cause the Grower to perform all of the obligations on the part of the Grower contained in this Agreement at the times and In the manner set forth in this Agreement;

c) where there is more than one principal, the obligations of the principal with respect hereto shall be joint as well as several.


MISCELLANEOUS

12.0 This contract supersedes all prior negotiations and there are not other understandings, oral or written, except as contained herein and this contract may be amended only in writing signed by authorized representatives of all parties.

12.1 Failure by either of the parties hereto to insist upon strict compliance with any of the terms and conditions of this contract shall not be considered to be a waiver of any such terms or conditions, nor shall it mitigate against the right of either party to insist upon strict compliance herewith at any time thereafter in connection with any term, condition, provision, right, interest, duty or obligation contained in this contract.

12.2 Any of the parties hereto may by written notice given to the other, waive compliance with or performance of any of the terms and conditions of this contract which are for the benefit of such parties. Such waiver may be general or restricted as to scope or duration to the extent set out in the notice.

12.3 This contract shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

12.4 All notices which may or are required to be given herein shall be in writing and shall be well and sufficiently given if sent by prepaid registered mail to or delivered to the recipient party at their respective addresses as follows:

Company:       Hawthorne Mountain Vineyards
               Box 480
               Okanagan Falls, British Columbia  VOH IRO

Grower:        RMA Enterprises Ltd.
               790 Grantham Place
               North Vancouver, British Columbia  V7H IT1

Principals:    Rob Mingay
               ATTACHED:
               (SEE POWER OF ATTORNEY IN FAVOR OF CARMELA CELENTANO)

Any such notice shall be deemed to have been given if delivered, and if mailed, on the third business day following that on which it was mailed.

     IN WITNESS WHEREOF the parties hereunto have executed this agreement as of the day and year first above written.

The Corporate Seal of Hawthorne Mountain
Vineyards was hereunto affixed in the
presence  of:

      /s/ "signature"
Per: ___________________________                     (C/S)
     (Authorized  Signatory)
     "Frank Whitehead"

Per: ___________________________
     (Authorized  Signatory)


Witness:

Address:

Occupation:


SIGNED,  SEALED  AND  DELIVERED
on behalf of the Grower in the presence of:

/s/ "signature"
________________________________               _______________________________
                                               Grower  (if individual)


Witness:  /s/ "signature"

Address:  2651 W. 5th Ave.

Occupation:  Lawyer

The Corporate Seal of ______________________
was hereunto affixed in the presence of:

_______________________________
(Authorized  Signatory)

If  the  Grower  is  a  Corporation.

                                   SCHEDULE  "A"



VARIETY                         ACREAGE              LEGAL DESCRIPTION
-------                         -------              -----------------
RIESLING                        3.75                 LOT 4,

                                                     Rolling Hills Subdivision

CHARDONNAY                      3.75                 PID - 010 - 285 = 890

                                  SCHEDULE "B"

A.     GRAPE  QUALITY  STANDARDS

Glossary
--------

Premium  Grade     -  grapes  whose  test results place in Level 1 standards for each of the categories of sugar, titratable acid (T.A.) and pH set out in Table B.1.

Standard  Grade     -  grapes whose test results place outside the Premium Grade but within the standards for each of the minimum categories of sugar, T.A. and pH set out in Table B.1.

Reject              -  grapes  which  fail  to  qualify as Standard Grade and
are below  the  minimum  quality  standards  acceptable  for  good  winemaking.

B.     OTHER  STANDARDS  RELATED  MATTERS

Yield  Levels
-------------

1. It is the Company's endeavour to produce the highest quality wines possible to raise the quality level and image of wines produced in British Columbia. This can only be attained by acquiring grapes with optimal flavour intensity. With this in mind, the Company wishes to encourage the Grower to produce fruit within acceptable crop levels.

2. The Grower thereby agrees to the terms and will abide by the recommended maximum yield per acre levels as set out in section C.6 of Schedule "C" of this Agreement.


Sampling  Procedures
--------------------

1. Sampling for determining the composition of grapes (sugar, T.A. and pH) shall be done by the Company representative in the presence of, or with the knowledge, of the Grower within forty- eight (48) working hours (2 full working days) of a request by the Grower but nor more frequently than once within a seven day period unless otherwise agreed to by the Company.

2. Sampling by variety will be site specific small parts of individuals vineyards.

3. A fair and representative sample of not less than ten (10) clusters per block and including not less than three (3) clusters per acre for larger blocks will be taken and analyzed for sugar, T.A.,and pH by the Company using standard analytic procedures. The pH meter used must be reliable to within - 0.03 pH units. Sugar readings will be conducted using a reliable refractometer calibrated within 0.2% units.

4. The Company representative shall report his analysis to the Grower within twenty-four (24) hours (if picking is to commence) and indicate the date on which the Company would require that particular block of that variety to be harvested. If picking is not to commence, Growers can receive analysis results upon request from the Company. The forms for reporting sugar, total acids and pH readings will be supplied by the Company without charge.

5. Should the Grower agree with the report of the Company representative, he shall sign the report and such report shall constitute the basis for payment for the said block.

6. Should the parties fail to agree on the analysis, the Grower can request either or both of the following procedures:

a) to have a new representative sample taken in the presence of the Grower and have this new sample analyzed in the presence of the Grower;

b) to have a new representative sample taken by an officer of the British Columbia Ministry of Agricufture, Fisheries and Food and have It analyzed at an authorized independent laboratory.

     If the procedure in (b) is followed, the findings of this analysis shall be final and binding on both parties. The cost of the analysis in procedure
     (b)  will  be  the  Growers  responsibility.

7. Should a Company fail to make an inspection within forty-eight (48) working hours (2 full working days) after being requested to do so, the Grower can request an officer of the BritishColumbia Ministry of Agriculture, Fisheries and Food to take a representative sample and have it analyzed at an authorized independent laboratory. The findings of this analysis shall be final and binding on both parties. The cost of this analysis will be the Company's responsibility.

Harvesting  and  Delivery  Procedures
-------------------------------------

1. In the normal course, the Company will determine the date for the commencement of the harvesting of each variety of grapes. This will be done following a sampling by the field representative of the Company who will then issue a pick release to the Grower. It is understood by the Grower and the Company that harvesting shall be done by the hand-picking method unless otherwise agreed to by both the Company and the Grower.

2. Notwithstanding the provision for the Company to determine the date for the commencement of the harvest, the Grower will have the right to consult with the Company and have input into selecting a harvest date in order that the Grower may:

a)   try  to  achieve  the  highest  possible standard and maximum payment; or

b) commence harvesting in the event of danger of frost or a freeze which would damage the crop or vines; or

c) avoid damage that the Grower is satisfied that the crop may sustain due to disease.

Notwithstanding the above, the Company will give due consideration to the long-term interests of both the Company and the Grower and compensate the Grower should it request that the Grower pick early, or in the case of a late harvest wine should it request the Grower to pick later.

In any case, the Company will give the Grower forty-eight (48) hours notice of a requirement to commence picking. Once the picking of a variety has begun, the Grower must complete the picking of that variety within forty-eight (48) hours.

3. The Company will deliver containers to the Grower, or the Grower will pick up container in accordance with Schedule "E" of this contract in a reasonable time for the Grower to commence picking at the predetermined picking time. Pick releases, and any agreement pertaining thereto, may be given orally so that harvest can commence immediately but must be confirmed in writing and hand delivered, mailed or faxed, etc., within twenty-four
     (24)  hours.

4. If the Grower has not completed delivery of grapes within forty-eight (48) hours of the supply or availability of containers, the Company may reassess the quality of the grapes and issue a new pick release which will apply to the remaining non-harvested grapes. In the event that the delay in completing the harvest is caused by the Company, one day will be added to the forty-eight (48) hours harvest period for each day of delay, and the right of the Company to issue a new pick release is suspended until that harvest period is ended for that variety.

5. In order to maximize grape quality, every attempt will be made by the Grower and the Company to minimize the time between harvesting and crushing. The hauling of grapes is the responsibility of the Winery. The harvested grapes must be available for loading and hauling within twelve
     (12) hours of picking. The loading is the responsibility of the Grower and any costs incurred by the Company as a result of delays in loading will be the responsibility of the Grower.

6. At the time of the issuance of the first pick order, the Company shall advise the Grower of its operating hours. It is the responsibility of the Grower to have grapes available for delivery within the operating hours of the Company.

Harvesting  Containers
----------------------

1. Shallow bins of other containers acceptable to the Grower and the company shall be supplied by the Company in reasonable time for the operation of the Grower upon the issuance of a pick release. Should the Company fall to supply the Grower with these acceptable containers required for uninterrupted harvesting, after forty-eight (48) hours written notice (such notice to be directed to the Company at its principal location, the field man, or other designated pick up locations and delivered personally, by special delivery post, telegram or fax), the Grower may rent or otherwise acquire such reasonable number of the same size containers as may be required for the harvest, and all costs incurred by the Grower thereby shall be payable by the Company.

2. It is the Grower's responsibility to have unused bins retumed to the Company by October 31st, of each year. These may be returned with the last load of grapes picked up by the Company. The Grower may be charged for any containers not accounted for at the end of a crop year at current replacement costs.

3. The Company retains the right to insist on the use by the Grower of bin liners provided at the Company's cost to the Grower.

4. The Grower agrees that his picking containers (i.e. buckets, bins, etc.) will be cleaned at the end of each day to avoid bacterial growth and contamination of grapes.

5. The harvest bins supplied by the Company to the Grower shall be clean and in a state of good repair. The Grower agrees that he is responsible for any damage to the harvest containers while they are on his property. It is also the responsibility of the Grower to have proper forklift equipment to safely load and unload harvest containers on his property. For greater certainty, it shall be the responsibility of the Grower to unload empty harvest bins and to load grapes on the property of the Grower, and the Grower shall carry out all loading and unloading which is the responsibility of the Grower in a prompt and efficient manner.

Assembly  or  Pick  Up  Areas
-----------------------------

The prices to which the Grower is entitled, based upon the grape quality standards achieved under the Grape Purchase Contract, shall be payable F.O.B. the Grower's vineyard.

Diseased  or  Damaged  Fruit
----------------------------

1. A bin or gondola may be rejected if material other than grapes (MOG) i.e. leaves, rocks, etc., exceeds two (2%) percent of the weight or volume of that container. The Grower agrees that if the Company suffers mechanical damage or its personnel injured as a result of material other than grapes
     (MOG) coming from the Grower's crop, then the Grower will be liable for such damages and costs.

2. A bin or gondola may be rejected if a representative sampling of grapes from that container yields an analysis greater than 0.12 grams per litre or volatile acidity expressed as acetic acid. Volatile acidity shall be determined by using the cash volatile distillation method. All questionable volatile acids shall be re-analyzed using a 0.01 normal NaOH solution for titration. All volatile acid readings will be corrected for free sulphur before reporting. The Grower must be informed of the possibility of rejected fruit within four (4) winery working hours of its arrival at the Company or designated Company depot.

3. A shipment of grapes may be rejected if diseased, infested, and/or moldy fruit exceeds four (4%) percent of the weight of the shipment. The percentage of diseased or damaged fruit will have to be determined by assessing a representative sample from that shipment in the presence of the Grower.

4. The picking and shipment of frozen grapes will be by mutual consent between the Grower and the Company. When the harvest of frozen grapes is allowed, the technical conditions for handling must be defined and adhered to, in order to minimize the decline in flavour that occurs with freezing and thawing of grapes.

5. In the event of a killing frost before maturity is reached by the grapes, the Company reserves the right to refuse to accept grapes that are below minimum standard levels.

Use  of  Sprays  &  Fertilizers
-------------------------------

The application of sprays and fertilizers shall only be carried out in accordance with the recommendations in the most current edition of the Grape
Production Guide. Each Grower will keep records identifying the type and quantity of spray and fertilizer applied and date of application, and will make such records available on request.

Accounting
----------

1. The Company shall, not later than November 30" in each year, send to the Grower and the British Columbia Wine Institute, a detailed statement showing the quantity of each variety of grapes received from the Grower, the date of receipt, the sugar, T.A. and pH test results for those grapes, and the total payment made to the Grower in respect of each variety of grapes according to the classifications set out in Schedule "B".

2. The Company shall deduct from any money due to the Grower in respect of grapes purchased from that Grower the amount of the levies declared by the British Columbia Wine Institute to be payable as a service charge by the Grower. The deduction shall be based upon the levies established on or before September 15th of each year and shall be payable to the British Columbia Wine Institute by the Company on behalf of the Grower, not later than November 30th in each year.

                                  SCHEDULE "C"
                              PRICING DETERMINATION


REFERENCE  PRICE  DETERMINATION

C.1 Using the grape quality standards in Table B.1 achieved by the quantity of each variety of grapes purchased, the percentages applicable under C.2 of this Schedule "C", shall be determined. Utilizing that percentage, a price per ton shall be calculated for each variety.

C.2 Premium grade grapesare those grapes which fall within the premium quality parameters or windows as laid out in Table B.I for Sugar, Titratable Acids (T.A.), and pH.

a) If a variety falls within all the premium quality windows, it is rated as premium grade and will receive the maximum price per ton for that variety.

b) if a variety falls in the premium quality windows for two of the three quality measures and third is within the minimum "standard grade" windows, the Grower will be paid the maximum price per ton less a ton (10%) percent penalty.

c) if a variety falls in only one of the premium quality windows and the other two quality standards are within the minimum "standard grade" level, the Grower will be paid the maximum price per ton less a twenty (20%) percent penalty.

Standard Grade Grapesare those grapes that fall within the "standard" quality windows as laid out in Table B. I for Sugar, Titratable Acids (T.A.), and pH.

d) If a variety falls outside the minimum premium quality windows for all three quality measures but is within the minimum acceptable "standard grade" level for all three measurements, the Grower will be paid the maximum price per ton less a thirty-five (35%) percent penalty.

C.3 If any of the quality standards for a particular variety are outside the minimum parameters for "standard grade" grapes, then the Company is under no obligation to purchase the grapes from the Grower for that particular vintage.

C.4 The maximum price to be paid by variety for the crop years 2001 - 2003 is laid out in Sub-section (C.5) of Schedule C.

a) All future negotiations will be agreed to on a three (3) year fixed base, the first commencing on or before December 1, 2003 for the crop years 2004, 2005 and 2006.

b) It is agreed by the Company and the Grower that the increase or decrease will not fluctuate more than fffteen (15%) percent (up or down) from the previous year's reference price.

C.5 The maximum price for each variety of Premium Grapes for the 2001 TO 2003 crop years inclusive will be:

     Variety  Dollars/Ton                           Dollar/Ton
     --------------------                           ----------

     RIESLING                                       1200.00

     CHARDONNAY                                     1350.00

ALL PLANTINGS AND/OR CHANGES IN THE ABOVE PLANTING SCHEDULE MUST BE BY MUTUAL AGREEMENT.


C.6 As indicated in Schedule "B" it is the Company's desire to encourage the production of the highest quality grapes by placing percentage pricing penalties to be deducted from the price calculated under Section C1, C2 and C3, for excessive yields per plant in order to produce the highest possible quality wine. The Grower and the Company hereby agree that the table listed below will constitute the schedule for percentage pricing penalties per plant by variety in determining the price paid to the Grower.


                               Yield Per Vine  -  lbs.
                                 Penalty Percentages


     Variety         Maximum         5%        15%         25%         40%
     -------         -------         --        ---         ---         ---
   Chardonnay          10            11        12          13          14

   Riesling            10            11        12          13          14



By way of clarification, assuming there were 1000 vines per acre and the maximum price for a particular grape variety is $1,200 per ton, at 5 tons per acres (10 lbs/vine) the Grower would receive $1,200 per ton assuming the other quality factors are all in the premium category. At 6 tons per acre (12 lbs./vine), the Grower would receive $1,020 per ton.

                                             TABLE  B.1
                                           GRAPE STANDARDS

                                             SUGAR
VARIETY                       GRADE      DEGREES BRIX   TRITRATABLE ACIDS      PH
-------                  ------------    -------------  -----------------  -----------
Chardonnay               (1) Premium     20.0 - 23.0    8.00 - 10.00       3.20 - 3.40
                         (2) Standard    18.0 - 19.9    10.00 - 12.00      3.00 - 3.19
                         (3) Standard    23.1 - 25.0    5.90 - 7.99        3.41 - 3.55

Pinot Blanc              (1) Premium     20.0 - 23.0    8.00 - 10.00       3.20 - 3.40
                         (2) Standard    18.0 - 19.9    10.00 - 12.00      3.00 - 3.19
                         (3) Standard    23.1 - 25.0    5.90 - 7.99        3.41 - 3.55

Sauvignon Blanc          (1) Premium     20.0 - 23.0    8.00 - 10.00       3.20 - 3.40
                         (2) Standard    18.0 - 19.9    10.00 - 12.00      3.00 - 3.19
                         (3) Standard    23.1 - 25.0    5.90 - 7.99        3.41 - 3.55

Semillion                (1) Premium     20.0 - 23.0    8.00 - 10.00       3.20 - 3.40
                         (2) Standard    18.0 - 19.9    10.00 - 12.00      3.00 - 3.19
                         (3) Standard    23.1 - 25.0    5.90 - 7.99        3.41 - 3.55

Riesling                 (1) Premium     20.0 - 23.0    7.50 - 9.50        3.10 - 3.35
                         (2) Standard    18.0 - 19.9    9.51 - 11.50       3.00 - 3.19
                         (3) Standard    23.1 - 25.0    5.50 - 7.49        3.41 - 3.55

Gewurztraminer           (1) Premium     20.0 - 22.0    7.75 - 9.50        3.15 - 3.30
                         (2) Standard    18.0 - 19.9    9.51 - 11.50       3.00 - 3.14
                         (3) Standard    23.0 - 25.0    6.00 - 7.74        3.31 - 3.55

Ehrenfelser              (1) Premium     20.5 - 22.9    7.75 - 9.50        3.10 - 3.40
                         (2) Standard    18.0 - 20.4    9.51 - 11.50       2.90 - 3.09
                         (3) Standard    23.0 - 25.0    5.50 - 7.74        3.41 - 3.55

Perle of Csaba           (1) Premium     18.0 - 22.0    5.00 - 7.50        3.25 - 3.45
                         (2) Standard    17.0 - 17.9    7.51 - 11.00       3.10 - 3.24
                         (3) Standard    22.1 - 25.0    3.00 - 4.99        3.46 - 3.60

Morio Muscat             (1) Premium     18.0 - 22.0    7.00 - 10.00       3.10 - 3.40
                         (2) Standard    17.0 - 17.9    10.01 - 12.00      2.90 - 3.09
                         (3) Standard    22.1 - 25.0    5.00 - 6.99        3.41 - 3.55

                                      -18-


Zala                     (1) Premium     18.0 - 22.0    7.00 - 10.00       3.10 - 3.40
                         (2) Standard    16.9 - 17.9    10.01 - 12.00      2.90 - 3.09
                         (3) Standard    22.1 - 25.0    5.00 - 6.99        3.41 - 3.55

Madeline Sylvaner        (1) Premium     18.0 - 22.0    3.00 - 6.50        3.40 - 3.80
                         (2) Standard    16.9 - 17.9    1.51 - 7.50        3.25 - 3.39
                         (3) Standard    22.1 - 25.0    2.00 - 2.99        3.81 - 4.00

Merlot                   (1) Premium     20.9 - 23.5    7.80 - 10.00       3.25 - 3.45
                         (2) Standard    18.0 - 20.8    10.01 - 12.00      2.90 - 3.24
                         (3) Standard    23.6 - 26.0    5.00 - 7.79        3.46 - 3.55

Cabernet                 (1) Premium     21.9 - 26.5    7.80 - 10.00       3.25 - 3.45
Sauvignon                (2) Standard    19.0 - 21.8    10.01 - 12.00      2.90 - 3.24
                         (3) Standard    24.6 - 27.0    5.00 - 7.79        3.46 - 3.55

Cabernet Franc           (1) Premium     20.9 - 23.5    7.80 - 10.00       3.25 - 3.45
                         (2) Standard    18.0 - 20.8    10.01 - 12.00      2.90 - 3.24
                         (3) Standard    23.6 - 26.0    5.00 - 7.79        3.46 - 3.55

Pinot Noir               (1) Premium     20.9 - 23.5    7.80 - 10.00       3.25 - 3.45
                         (2) Standard    18.0 - 20.8    10.01 - 12.00      2.90 - 3.24
                         (3) Standard    23.6 - 26.0    5.00 - 7.79        3.46 - 3.55

Other Red                (1) Premium     20.9 - 23.5    7.80 - 10.00       3.25 - 3.45
Vinifera*                (2) Standard    18.0 - 20.8    10.01 - 12.00      2.90 - 3.24
                         (3) Standard    23.6 - 26.0    5.00 - 7.79        3.46 - 3.55

Red & White              (1) Premium     18.5 - 20.5    9.00 - 11.00       3.00 - 3.25
Vinifera for             (2) Standard    17.0 - 18.4    11.01 - 13.99      2.85 - 2.99
Sparkling Wine           (3) Standard    20.6 - 21.5    7.50 - 8.99        3.46 - 3.55



Red Vinifera may be adjusted at a later date as improved data on the following varieties is collected. These viniferas include Merlot, Cabernet Sauvignon, Cabernet Franc and Pinot Noir.

These standards do not apply to specialty wines such as ice wine or late harvest wines which will have to be mutually agreed upon between the Grower and the Company.


                                      -19-